Exhibit (p.5)

Personal Trading Policy ________________________________________

Magellan Asset Management Limited

ABN 31 120 593 946

Document Owner	Chief Risk Officer
Dated	24 December 2014
Version	2.0

This document is confidential and is intended for Magellan Asset Management Limited use only.

This document is not to be circulated outside of Magellan Asset Management Limited without the prior approval of the Document Owner.

Index

1	Introduction
2	Purpose
3	Explanation of Terms
4	General Restriction
5	Trading in Company Securities
6	Trading in Company Funds
7	Trading in Non-Company Securities
8	Process for Trading in Company Securities, Non-Company Securities and Company Funds
9	Reporting Obligations For Covered Persons
10	Exemptions from this Policy
11	Consequences for Breaches of this Policy
12	Periodic Review
Annexure A	Template Trading Approval Request Form
Annexure B	Template Securities Register
Annexure C	Template Quarterly Transactions Report

Magellan Asset Management Limited – Personal Trading Policy – December 2014 1

 Personal Trading Policy

1.

INTRODUCTION

This Policy is authorised by the Board of Magellan Asset Management Limited (‘Company’) and applies to all Covered Persons and their Associates. Covered Persons must take reasonable steps to ensure that their Associates comply with this Policy.

Directors of the Company and Related Entities are also subject to separate trading policies with respect to trading in Company Securities.

2.

PURPOSE

The purpose of this Policy is to:

•

set out the circumstances in which Covered Persons and their Associates may Trade in a personal capacity; and

•

assist Covered Persons and their Associates in avoiding conduct known as Insider Trading; and

•

prevent actual or perceived conflicts of interest and protect the reputation of the Company.

3.

EXPLANATION OF TERMS

For the purposes of this Policy:

‘Access Person’ means any Supervised Person who has access to non-public information regarding any of the Company’s clients purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund advised by Magellan or who is involved in making securities recommendations to the Company’s clients, or who has access to such recommendations that are non-public.

‘Approved List’ means the list of Approved Securities and which may be invested in by the portfolio manager for each of the portfolios and funds managed by the Company.

‘Approved Securities’ means any security which has been determined by the Company’s Investment Committee as meeting the Company’s criteria for designation as investment grade. All investment grade securities are deemed to be Approved Securities.

‘Associate’ means any person or entity over whom a Covered Person is able to, or is deemed to be able to, exercise investment control or influence or whose investments of which the Covered Person is a direct or indirect beneficiary. Examples include spouses, partners, family members, their nominee, a trust of which they are a trustee or member, a person in partnership with them and a company of which they or their family control.

‘Blackout Period’ has the meaning outlined in clause 5.2 of this Policy.

‘Company’ means Magellan Asset Management Limited (trading outside of Australia and New Zealand as MFG Asset Management).

‘Company Securities’ means any shares in the Company or a Related Entity, debentures (including convertible notes) issued by the Company or a Related Entity, or options to acquire or subscribe for shares in the Company or a Related Entity.

‘Company Funds’ means any registered or unregistered fund or scheme for which the Company acts as responsible entity or trustee and investment manager.

‘Consent Window’ has the meaning outlined in clause 8 of this Policy.

‘Covered Person’ means all partners, officers, directors (or other person occupying a similar status or performing similar functions), or employees of the Company, including the Company’s Supervised Persons and Access Persons.

‘Front Running’ means, for the purposes of this Policy, the practice of Trading by a Covered Person in advance of Trades by the Company on behalf of the Company Funds or its clients, in anticipation of profiting from a price movement that follows the Trade.

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‘Inside Information’ means material non-public information.  Information is “material” if its public dissemination would be likely to affect the market price of securities, or would be likely to be considered important, or to be used as part of the basis of an investment decision, by a reasonable investor in deciding whether to buy, sell or hold such securities.  Information is “non-public” if it has not been widely disclosed to the public in the manner required in the relevant market.

‘Insider Trading’ in general terms, involves someone who, while in possession of Inside Information, i) trades in securities while in possession of Inside Information, or ii) communicates Inside Information to another person knowing (or where they should have reasonably known) that the other person would use, or would be likely to use, that information to trade in securities, or iii) recommends, requires or encourages the purchase or sale of securities while in possession of Inside Information.

‘Margin Lending or Margin Loan’ is an arrangement whereby a lender provides a loan for the purposes of investing in securities and those securities are used as collateral by the lender.

‘Non-Company Securities’ means any Securities that are not Company Securities and, for the avoidance of doubt, includes any shares, derivatives (including options, futures, CFD’s), fixed interests, debentures (including convertible notes), indices, commodities,  exchange traded funds, and any other security, of any company, trust or other organisation.

‘Portfolio Securities’ means any Securities held in the investment portfolio of the Company Funds or any investment portfolio managed by the Company on behalf of the Company’s clients.

‘Related Entity’ means a related entity of the Company, including Magellan Financial Group Limited and, for the purposes of this policy, Magellan Flagship Fund Limited.

‘Research Embargo Securities’ means any Securities covered by the Company’s Investment Research Team which are not an Approved Security. These are advised to the Chief Compliance Officer by the Head of Research by sector as required, and confirmed no less frequently than quarterly.

‘Research Embargo List’ means the list of Research Embargo Securities maintained by the Head of Research.

‘Security’ means shares, units, derivatives (including options, futures, CFD’s), fixed interests, debentures (including convertible notes), indices, commodities,  exchange traded funds, and any other security or interest, of any company, trust or other organization.

‘Supervised Person’ means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Company, or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company.

‘Trade’ includes subscribing for, purchasing, acquiring, selling or disposing of Company Securities, Non-Company Securities, Company Funds or other Securities, or entering into an agreement to do any of those things, and ‘Trading’ has a corresponding meaning.

‘Trading Day’ means a day on which shares are traded on the Australian Securities Exchange.

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4.

GENERAL RESTRICTION

Covered Persons who are in possession of Inside Information in relation to any Security, must not:

•

Trade in those Securities in any way;

•

arrange  or encourage another person to Trade (including on their behalf) in those Securities; or

•

directly or indirectly, give the Inside Information to another person if they know, or should know, that the other person would be likely to do any of the activities described above.

5.

TRADING IN COMPANY SECURITIES

5.1

Trading Windows

Subject to clause 8, Covered Persons and their Associates may only Trade in Company Securities during:

•

the four (4) week period commencing on the first Trading Day after the date of the annual general meeting;

•

the four (4) week period commencing on the first Trading Day after the release of a disclosure document offering securities;

•

the six (6) week period commencing on the first Trading Day after the release of half-year results announcement;

•

the six (6) week period commencing on the first Trading Day after the release of its full-year results announcement; or

•

such other period as may be determined by the Board of a Related Entity in so far as the Related Entity Securities are concerned; and

provided that the Covered Person or Associate is not in possession of any Inside Information relating to Company Securities.

Additionally, Covered Persons and their Associates may Trade in Magellan Flagship Fund Limited (‘MFF’) securities during the two (2) week period commencing on the first Trading Day after the release by MFF of a monthly Net Tangible Asset (NTA) announcement provided that the Covered Person is not in possession of any Inside Information relating to MFF securities.

The Company Secretary will advise Covered Persons of the commencement and closure of each trading window.

5.2

Blackout Periods

Throughout the year, certain Blackout Periods operate during which time Covered Persons must not Trade in Company Securities. Blackout Periods operate during:

•

in relation to Magellan Financial Group Limited, the period commencing the first Trading Day after the end of a financial reporting period and concluding on the first Trading Day after the release of its half-year or full-year results announcements (as the case may be);

•

in relation to Magellan Flagship Fund Limited, the four (4) week period prior to the scheduled release of its interim or full year results announcements (as the case may be); and

•

any other period determined by the Company or its Related Entities.

5.3

Short-Term Trading

Covered Persons and their Associates must not engage in short-term Trading of any Company Securities.  In general, the purchase of Company Securities with a view to resell within a 12 month period and the sale of Company Securities with a view to repurchase within a 12 month period would be considered to be transactions of a short-term nature. However, the sale of Company Securities immediately after they have been acquired through the conversion of a security (for example, the exercise of an option) will not be regarded as short-term Trading.

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5.4

Restricted Transactions

Covered Persons and their Associates are prohibited from entering into transactions:

•

in derivative instruments associated with Company Securities which operate to limit the economic risk of their holding in Company Securities;

•

which amount to ‘short selling’ of Company Securities;

•

which amount to margin lending of Company Securities conducted without the prior written consent of the Chief Compliance Officer after consultation with the Chairman of Magellan Financial Group;

•

which otherwise enable a Covered Person or their Associate to profit from a decrease in the market price of Company Securities; or

•

with the same individual employee at a broker/dealer firm that the Company conducts business with on behalf of the Company’s clients.

5.5

Trading in Company Securities under Exceptional Circumstances

Covered Persons and their Associates wishing to:

•

Trade in Company Securities outside a trading window;

•

Trade in Company Securities during a Blackout Period; or

•

engage in the matters covered by clauses 5.3 and 5.4,

may apply in writing to the Chief Compliance Officer for consent to do so. The Chief Compliance Officer will generally withhold such consent unless special circumstances exist (such as financial hardship or a court order requiring the sale of securities) and the Boards of the Company and relevant Related Entity have agreed to the granting of consent.  In any event, consent will not be granted where it is reasonably believed that the Covered Person or Associate may be in possession of Inside Information relating to the proposed Trade.

6.

TRADING IN COMPANY FUNDS

Trading in Company Funds, including Trading indirectly through an investor directed portfolio service (or similar service), is permitted after approval has been granted in accordance with the procedure set out in clause 8.

7.

TRADING IN NON-COMPANY SECURITIES

Covered Persons and their Associates are only permitted to Trade in Non-Company Securities, subject to the restrictions in this clause 7,  after approval has been granted in accordance with the procedures set out in clause 8.

The restrictions in clause 7 may, in limited circumstances, be suspended for a specific transaction if approved by the Chairman of the Company in accordance with Clause 10.

This Policy is not designed to prohibit Covered Persons or their Associates from Trading in Non-Company Securities, but it does recognise that there may be times they cannot or should not Trade, including where it is reasonably believed that the Covered Person may be in possession of Inside Information or where it is deemed that a conflict of interest may exist between a Covered Person and their Associates, the Company or a client of the Company.

7.1

Research Embargo Securities

Covered Persons and their Associates are not permitted to Trade in Securities which are on the Company’s Research Embargo List.

7.2

Approved List

Covered Persons and their Associates may trade in Securities which are on the Company’s Approved List, subject to any restriction contained in clause 7.3 and contingent upon the Covered Person affirming at the request of the Chief Compliance Officer that they are unaware of any intentions of

Magellan Asset Management Limited – Personal Trading Policy – December 2014 5

the Company of Trading the Security on behalf of the Company Funds or investment portfolio’s managed on behalf of the Company’s clients during the Consent Window (as defined by clause 8).

7.3

Portfolio Securities

Covered Persons and their Associates are not permitted to Trade in Portfolio Securities.

7.4

Pre-approval for IPOs and Limited Offerings

Covered Persons and their Associates are required to obtain pre-approval from the Chief Compliance Officer before they Trade in securities in an initial public offering or in a limited offering.

7.5

Pre-existing Holdings

This policy recognises that Covered Persons may hold securities, restricted by clause 7.1, 7.2 and 7.3, as a result of Securities transactions that were approved prior to becoming a Covered Person or the date of this policy. This policy does not required Covered Persons to liquidate pre-existing holdings, but all future transactions are subject to the terms of this policy.

8.

PROCESS FOR TRADING IN COMPANY SECURITIES, NON-COMPANY SECURITIES, AND COMPANY FUNDS

Subject to clauses 5.1 to 5.4 (inclusive) and clause 7, and provided that a Covered Person or their Associate is not in possession of any Inside Information, a Covered Person or their Associate who wishes to Trade in a personal capacity must follow the procedure described below:

•

before Trading in Company Securities, Non-Company Securities, or Company Funds, the Covered Person must:

•

complete the form appearing in Annexure A – Trading Approval Request, and email (or provide a hard copy of) the request to the Chief Compliance Officer; or

•

make a trading approval request by any other means approved by the Chief Compliance Officer;

•

the Chief Compliance Officer will advise the Covered Person in writing as soon as practicable whether consent to the proposed Trade has been granted;

•

the Chief Compliance Officer will withhold consent to the proposed Trade in Company Securities in circumstances where the Trade would be in breach of clauses 5.1, 5.2, 5.3 or 5.4, or where it is reasonably believed the Covered Person or their Associates may be in possession of Inside Information relating to the proposed Trade;

•

if a Trading Approval Request is submitted in respect of a Non-Company Security, the Chief Compliance Officer will withhold consent if the proposed Trade would be in breach of clauses 7.1, 7.2, or 7.3, or:

•

where it is reasonably believed that the Covered Person or their Associate may be in possession of Inside Information relating to the proposed Trade in the Portfolio Security; or

•

where it is reasonably believed that the proposed Trade in the Non-Company Security will be, or has the potential of being perceived to be, a Front Running Trade;

•

if written consent to the proposed Trade is provided by the Chief Compliance Officer, the Covered Person or their Associate may conduct the Trade within the “Consent Window” being:

•

five (5) business days after receiving the consent to Trade in Company Securities and Company Funds;

•

five (5) business days after receiving the consent to Trade in Non-Company Securities excluding Portfolio Securities; and

•

one (1) business day after receiving the consent to Trade for a Non-Company Security on the Approved List.

•

the Covered Person will be notified by the Chief Compliance Officer if the consent to Trade is subsequently withdrawn during the relevant Consent Window.

Magellan Asset Management Limited – Personal Trading Policy – December 2014 6

•

upon the execution of a Trade in Company Securities, Non-Company Securities or Company Funds, the Covered Person must, as soon as practicable, provide the Chief Compliance Officer with a copy of the broker’s trade confirmation (or such similar document evidencing the Trade);

•

in the event the proposed Trade has not taken place within the relevant Consent Window, the Covered Person must either confirm this in writing to the Chief Compliance Officer or submit a new Trade Approval Request should the Covered Person or their Associate still wish to proceed with the proposed Trade.

9.

REPORTING OBLIGATIONS FOR COVERED PERSONS

The Chief Compliance Officer will notify any Covered Person when they become a Covered Person.

Covered Persons and their Associates have the following reporting obligations:

9.1

Initial Holdings Report

Covered Person’s must provide the Chief Compliance Officer, within 10 business days after becoming a Covered Person, the information required in Annexure B – Securities Register in respect of any direct or indirect holdings in any Security for all Securities accounts they hold, including any Associate accounts.

9.2

Annual Holdings Report

Covered Persons must provide the Chief Compliance Officer the information required in the form of Annexure B – Securities Register (or in any other manner approved by the Chief Compliance Officer) in respect of any direct or indirect holdings in any Security on an annual basis for each Securities account they hold, including any Associate accounts.

9.3

Quarterly Transactions Reports

No later than 30 days after each quarter end, Covered Persons must provide the Chief Compliance Officer with a quarterly transaction report in the form of Annexure C - Quarterly Transaction Report (or in any other manner approved by the Chief Compliance Officer), in respect of any direct or indirect holdings in any Security for all Securities accounts they are hold, including any Associate accounts.

Covered Persons are not required to provide a Quarterly Transactions Report if the report would duplicate information already provided in Trade confirmations or similar document evidencing the Trade, so long as all Trade confirmations or similar documents are provided to the Chief Compliance Officer no later than 30 days after quarter end. Covered Persons who have not engaged in any personal securities transactions during a quarter are not required to submit a Quarterly Transaction Report for that quarter.

10.

EXEMPTIONS FROM THIS POLICY

This Policy does not apply to the following:

a.	compulsory employer superannuation contributions directed to a scheme operated by the Company including indirectly through an IDPS or other scheme;

b.	compulsory employer superannuation contributions directed to a registered managed investment scheme or superannuation trust;

c.

for pre-clearance requirements only, Security transactions (excluding Trading in Company Securities) undertaken on behalf of the Covered Person or their Associate under the terms of a discretionary management arrangement whereby the Covered Person or their Associate has no influence or control over the investment decisions. Sufficient evidence, as determined by the Chief Compliance Officer, must be provided by the Covered Person or their Associate as to the nature of the discretionary management arrangement.

d.

Trading in Company Securities, Non-Company Securities, or Company Funds under a dividend or distribution reinvestment plan, rights issue, security purchase plan or other securities offer that is broadly available to holders of securities of the same class;

e.	Trading in Company Securities or Non-Company Securities under a bonus issue made to all holders of securities of the same class;

Magellan Asset Management Limited – Personal Trading Policy – December 2014 7

f.	for pre-clearance requirements only, investments made into Australian regulated managed investment schemes (other than Company Funds) or collective investment vehicles;

g.

for pre-clearance requirements only, investments made in Company Funds or other Australian regulated managed investment schemes or collective investment vehicles under a regular recurring investment via a direct debit facility;

h.	transfers of Company Securities, Non-Company Securities, or Company Funds already held by a Covered Person into a superannuation fund in which the Covered Person is a beneficiary;

i.	undertakings to accept, or the acceptance of, a takeover offer for Company Securities or Non-Company Securities;

j.

a disposal of Company Securities, Non-Company Securities, or Company Funds that are the result of a secured lender exercising their rights, for example, under a margin lending arrangement (which had been previously approved under clause 5.4); and

i.	Trading in Company Securities under an employee share purchase plan in accordance with the rules of a Board approved share purchase plan.

Upon the receipt of a request from a Covered Person, the Chief Compliance Officer may recommend specific exemptions for special circumstances to the Chairman of the Company (or delegate) for approval, if the Chief Compliance Officer deems the requested exemption would not expose the Company to any regulatory or reputational risk or would not be detrimental to the interests of either the investment portfolio’s managed by the Company on behalf of its clients or the Company Funds.

The Chairman may authorise another member of the Company’s Board or the Chief Operating Officer to act as delegate for the purposes of approving exemptions if the Chairman is unable to provide the approval due to absence, or an actual or potential conflict of interest.

Any Trading contemplated by this clause 10 is subject to the overriding prohibition on Insider Trading.

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11.

CONSEQUENCES FOR BREACHES OF THIS POLICY

Any breaches of this Policy will be treated seriously and may give rise to disciplinary action. Any person who becomes aware of a violation of this Policy should immediately report the violation to the Chief Compliance Officer.

The Corporations Act 2001 (Cth) and the company or securities laws of international jurisdictions impose severe civil and/or criminal penalties on individuals and corporations who breach the Insider Trading laws (or equivalent laws).

12.

PERIODIC REVIEW

This Policy will be periodically reviewed by the Chief Compliance Officer. The review will occur no less than annually, or when significant regulatory change occurs.

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ANNEXURE A
Trading Approval Request Form

Personal Trading Policy Trading Approval Request* Employee Name: Registered Name Of Security Holder: Broker Account Name: Is this a new Account? Details of the proposed trade
Name and type of Securities
Nature of transaction (e.g. buy, sell, exercise of options)
Approximate number or value of securities intended to be traded

Certification:

By submitting this Trading Approval Request I confirm that I have read and understood the terms of the Personal Trading Policy and certify that:

▪

I am not in possession of any Inside Information in respect of the proposed Trade in the above securities;

▪

I will not Trade in the above securities in the event I become aware of Inside Information after submitting this Trading Approval Form;

▪

I will notify the Chief Compliance Officer immediately after becoming aware of such Inside Information; and

▪

Upon execution of the proposed Trade, I will provide the Chief Compliance Officer with a copy of the trade confirmation or such similar document evidencing the Trade, as soon practicable after the Trade is completed.

I understand that should I receive written consent from the Chief Compliance Officer to Trade in the above securities that I am free to deal in the securities during the relevant Consent Window.  In the event the proposed Trade has not taken place within the relevant Consent Window, I understand that I am required to submit a new Trading Approval Request should I still wish to proceed with the proposed Trade.

Dated:

* Capitalised terms used in this form have the meaning given in the Personal Trading Policy

Magellan Asset Management Limited – Personal Trading Policy – December 2014 10

ANNEXURE B [INSERT NAME]

SECURITIES REGISTER

Date	Security Type	Security Name	Security Code (ASX, CUSIP, NA)	Number	Market Value	Executing Broker	Name of account

Signed:_________________________________________

Dated:  ________________________________________

Magellan Asset Management Limited – Personal Trading Policy – December 2014 1

ANNEXURE C [INSERT NAME]

QUARTERLY TRANSACTIONS REPORT

Date	Security Type	Security Name	Buy / Sell	Number	Amount	Price	Interest Rate & Maturity Date	Executing Broker	Name of account

Signed:_________________________________________

Dated:  ________________________________________

Magellan Asset Management Limited – Personal Trading Policy – December 2014 2